As filed with the Securities and Exchange Commission on February 3, 2026

Registration No. 333-271887

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Applied Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3405262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

545 Fifth Avenue, Suite 1400

New York, NY 10017

(212) 220-9226

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

James Harrison

President

Applied Therapeutics, Inc.

545 Fifth Avenue, Suite 1400

New York, New York 10017

(212) 220-9226

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael R. Patrone

Amanda J. Gill

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

(212) 813-8800

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-271887) (the “Registration Statement”) originally filed with the Securities and Exchange Commission by Applied Therapeutics, Inc., a Delaware corporation (the “Company”), on May 12, 2023, pertaining to the registration of (i) the offer and sale by the Company from time to time, in one or more offerings, of up to $300,000,000 in the aggregate of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), preferred stock, depositary shares, debt securities and/or warrants consisting of some or all of these securities, in any combination, together or separately, in one or more offerings, in amounts, at prices and on the terms determined at the time of the offering, (ii) up to 38,250,000 shares of Common Stock issuable upon the exercise of warrants and (iii) the resale by the selling stockholders of up to 31,735,731 shares of Common Stock.

On February 3, 2026, pursuant to the Agreement and Plan of Merger, dated as of December 11, 2025, by and among the Company, Cycle Group Holdings Limited, a private limited company incorporated in England and Wales (“Parent”), and AT2B, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving the merger as a private company and an indirect wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statement by filing this Post-Effective Amendment. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Company’s securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any securities registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the termination of the effectiveness of the Registration Statement. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 12, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Country of United Kingdom on the 3rd day of February, 2026. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

APPLIED THERAPEUTICS, INC.

By:	/s/ James Harrison
James Harrison
President